Exhibit 10.7

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

OF THE BOARD OF DIRECTORS

OF

INTERACTIVE STRENGTH INC.

Approved:                 , 2022

Non-employee members of the board of directors (the “Board”) of Interactive Strength Inc., a Delaware corporation (the “Company”), shall be eligible to receive equity compensation as set forth in this Non-Employee Director Compensation Policy (this “Policy”). This Policy shall become effective on                 , 2022 in connection with the Company’s initial public offering (the “IPO”). The equity grants described in this Policy shall be made automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”), unless such Non-Employee Director declines the receipt of such equity grants by written notice to the Company. This Policy shall remain in effect until it is revised or rescinded by further action of the Board. The terms and conditions of this Policy shall supersede any prior cash or equity compensation arrangements between the Company and its directors.

Equity Compensation

Each Non-Employee Director shall be granted the following awards under the Company’s 2022 Stock Incentive Plan or its successor (the “2022 Plan”):

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Annual Awards: On the first business day following the conclusion of each regular annual meeting of the Company’s stockholders, commencing with the 2023 annual meeting, each Non-Employee Director who shall continue serving as a member of the Board thereafter shall receive a stock option award (each, an “Annual Award”) under the 2022 Plan with an aggregate fair market value as determined under the 2022 Plan equal to $120,000 calculated on the date of grant. The per share exercise price of the Annual Award shall equal the per share fair market value of the Company’s common stock on the date of grant. The number of shares underlying each Annual Award shall be equal to $120,000 divided by the Black-Scholes value of such stock option as of the date of grant.

In addition, if a Non-Employee Director is elected to the Board (the date of such election, the “Election Date”) after the 2023 annual meeting of stockholders and other than at an annual meeting of stockholders, the Non-Employee Director shall receive an Annual Award on the Election Date that is prorated based on the number of calendar days remaining before (i) the next annual meeting of stockholders, if scheduled, or (ii) the date of the first anniversary of the last annual meeting of stockholders, if the next annual meeting is not yet scheduled. The number of shares of each prorated Annual Award shall be equal to the fair market value of the award as determined under the 2022 Plan calculated on the date of grant.

Each Annual Award shall become fully vested, subject to the applicable Non-Employee Director’s continued service as a director, on the earliest of (i) the twelve (12)-month anniversary of the date of grant, (iii) the next annual meeting of stockholders following the date of grant or (iii) the consummation of a Change in Control (as defined in the 2022 Plan).

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Initial Awards: Each Non-Employee Director who first joins the Board after the IPO, shall, upon the Election Date, receive a stock option award (each, an “Initial Award”) under the 2022 Plan with an aggregate fair value as determined under the 2022 Plan equal to $240,000 calculated on the date of grant. The per share exercise price of the Initial Award shall equal the per share fair market value of the Company’s common stock on the date of grant. The number of shares underlying each Initial Award shall be equal to $240,000 divided by the Black-Scholes value of such stock option as of the date of grant.

Each Initial Award shall become fully vested, subject to the applicable Non-Employee Director’s continued service as a director, in equal annual installments on each of the three (3) anniversaries of the date of grant. Notwithstanding the foregoing, the Initial Awards shall become fully vested on the consummation of a Change in Control (as defined in the 2022 Plan).

The Annual Awards and the Initial Awards shall be subject to the terms and conditions of the 2022 Plan (including the annual limits on non-employee director grants set forth in the 2022 Plan) and a stock option agreement, including attached exhibits, in substantially the same form approved by the Board for employee grants subject to the terms specified above. The number of shares awarded to a Non-Employee Director under this Policy shall be rounded down to the nearest whole share.

The Board may also approve other equity grants to the Non-Employee Directors under the 2022 Plan in addition to or lieu of grants described in this Policy.

Expenses

The Company shall reimburse the Non-Employee Directors for reasonable and customary out-of-pocket expenses incurred by the Non-Employee Directors in attending Board and committee meetings and otherwise performing their duties and obligations as directors.

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